Exhibit 4.13

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of November ____, 2006 (this “Agreement”), by and among PURE CAPITAL INCORPORATED, a Canadian Federal corporation (“Buyer”), RED HAWK EXPLORATION & DEVELOPMENT, INC., a Texas corporation (“Seller”) and STEADYLAW GROUP, LLP, a California limited liability partnership (the “Escrow Agent”).

RECITALS

Buyer and Seller have entered into an Asset Purchase Agreement, dated as of November _____, 2006 (the “Purchase Agreement”), pursuant to which, among other things, (i) Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Assets, and (ii) the parties agreed to deposit into escrow, upon the closing under the Purchase Agreement not less than six million (6,000,000) and in no event more than seven million (7,000,000) shares of Buyer’s Common Stock registered in the name of Seller (the “Escrow Stock”). Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meaning assigned to them in the Purchase Agreement. This is the Escrow Agreement referred to in the Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1.

Appointment and Deposit.

(a)

Buyer and Seller hereby appoint the Escrow Agent to act as escrow agent, and the Escrow Agent hereby accepts such appointment, all on the terms and subject to the conditions contained in this Agreement.

(b)

Concurrently with the execution and delivery of this Agreement, Buyer is delivering to the Escrow Agent the Escrow Stock.

(c)

The Escrow Agent hereby acknowledges receipt of the Escrow Stock and agrees to act as Escrow Agent and to receive, hold and deliver the Escrow Stock pursuant to the terms and conditions hereof.

2.

Disposition of Escrow Stock. The Escrowed Stock shall be delivered by the Escrow Agent to the Target upon the satisfaction of the following conditions:

(a)

Unanimous written consent of the Board of Directors of the Buyer that the Acquired Assets are not subject to any Material Adverse Effect and/or any Material Adverse Change and that there are no claims against any Acquired Assets at the date of Closing or prior to the release of the Escrow Stock.

(b)

Target has exercised reasonable efforts to assist Buyer with the operation and maintenance of the Acquired Assets for the six (6) months following the execution of the Purchase Agreement.

(c)

Preparation of written instructions from the Buyer to the Escrow Agent to deliver the Escrow Stock in accordance with such instructions.

3.

Reliance by Escrow Agent. The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction, consent or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Escrow Agent may assume that the person signing the same holds the office indicated and is duly authorized to act on behalf of the party for whom he or she is acting. In performing its obligations hereunder, the Escrow Agent may conclusively presume that any officer of any party hereto has full power and authority to instruct the Escrow Agent on behalf of that party, unless written notice to the contrary is delivered to the Escrow Agent prior to its reliance on such presumption. The Escrow Agent may rely upon any order, judgment, certification, demand or other writing delivered to it without being required to determine the propriety or validity of the service thereof or the jurisdiction of any court. In the event of any dispute or doubt as to the genuineness of any document or signature, the Escrow Agent may, at its election, continue to hold the Escrow Stock until otherwise directed by either (i) written instructions from Buyer or (ii) a final, non-appealable order of a court of competent jurisdiction which is binding on Buyer, Seller and the Escrow Agent.

4.

Escrow Agent’s Role; Indemnification; Successor Escrow Agent.

(a)

The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and convenience and that in such capacity it shall not be deemed to be an agent of either of the parties. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including but not limited to any loss that may occur by reason of forgery, any error in judgment or any mistake of fact or law or for any other reason, except for its gross negligence or willful misconduct.

(b)

In the event of any controversy or dispute arising hereunder or with respect to the construction hereof or any action to be taken by the Escrow Agent hereunder, the Escrow Agent shall incur no liability for any action or omission to act by it undertaken in good faith.

(c)

Seller on the one hand, and Buyer, on the other hand, shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all judgments, costs, claims, losses, liability and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder or resulting from any dispute or litigation arising out of or concerning the Escrow Agent’s services hereunder, except for those resulting from the Escrow Agent’s gross negligence or willful misconduct. Without limiting the Escrow Agent’s other rights and remedies against any of the parties hereto, the Escrow Agent shall be entitled to satisfy all or part of such indemnity obligations of the parties by releasing to itself all or a portion of the Escrow Stock (and shall promptly notify the parties in such event). This indemnity includes, without limitation, disbursements and reasonable attorneys’ fees either paid to retain attorneys or representing the fair value of legal services rendered to the Escrow Agent by the Escrow Agent itself.

(d)

The Escrow Agent may act or refrain from action in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by the Escrow Agent (including any member of the Escrow Agent’s firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

(e)

The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date upon which such resignation shall take effect. The

Escrow Agent may be removed and discharged from its duties or obligations hereunder by an agreement (i) which is in writing and signed by Buyer and Seller, (ii) which specifies a date upon which such removal shall take effect, and (iii) a copy of which is delivered to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent (the “Successor Escrow Agent”), which shall be company selected by the Escrow Agent, Buyer, Seller or a court of competent jurisdiction. The Escrow Agent shall, on the written request of Buyer or Seller, deliver the Escrow Stock to the Successor Escrow Agent and shall execute and deliver to the Successor

Escrow Agent any instrument reasonably satisfactory to Escrow Agent transferring the rights of the Escrow Agent hereunder to the Successor Escrow Agent.

5.

 Conflicts. The parties acknowledge and consent that the Escrow Agent has acted as counsel to Buyer in connection with this Agreement, the Purchase Agreement and other matters, and that in the event of any dispute with respect to this Agreement, the Escrow Agent shall be entitled to continue to act as counsel to Buyer and their subsidiaries and affiliates including, without limitation, with respect to any dispute arising under or related to the Purchase Agreement or this Agreement or any of the transactions contemplated thereby or hereby or under any of the instruments or agreements executed or delivered in connection therewith or herewith, regardless of any conflicts which this may present with respect to its acting as the Escrow Agent.

6.

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

(a)

if to Seller:

(b)

if to buyer:

(c)

if to the Escrow Agent, to:

SteadyLaw Group, LLP

3411 Villa Terrace

San Diego, CA 92104

Telecopier:  (619) 330-1888

7.

Termination.  The duties of the Escrow Agent shall be terminated upon the earlier of the following:

(a)

Release from escrow of all of the Escrow Stock.

(b)

Failure of either the Buyer or the Seller to comply with the provisions of section 2, in which case the Escrow Stock shall be returned by Escrow Agent to Buyer for return to Buyer’s treasury.

8.

Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Buyer, Seller and Escrow Agent with respect to the subject matter hereof except for the Purchase Agreement, which shall continue in full force and effect in accordance with its terms.

10.

No Third Party Beneficiaries. All provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.

Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by all of the parties hereto.

12.

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, as of the date first written above, this Agreement and each of Buyer, Seller and the Escrow Agent has caused this Agreement to be executed by its respective officer or partner thereunto duly authorized.

PURE CAPITAL INCORPORATED (“BUYER”)

_________________________________________

By:

_________________________________________

Its:

_________________________________________

Dated:

RED HAWK EXPLORATION & DEVELOPMENT, INC. (“BUYER”)

_________________________________________

By:

_________________________________________

Its:

_________________________________________

Dated:

STEADYLAW GROUP, LLP (“ESCROW AGENT”)

_________________________________________

By:

_________________________________________

Its:

_________________________________________

Dated:

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